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                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES   EXHIBIT 12.2
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (in millions except ratios)

                                                                            Twenty-Six Weeks Ended
                                                                        -----------------------------------
                                                                           Dec. 31,               Jan. 1,
                                                                             1994                  1994
                                                                        --------------         ------------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                                     $          115         $         84
   Interest portion of rental expense                                               33                   31
                                                                        --------------         ------------

   Total fixed charges before capitalized interest
      and preferred stock dividend requirements                                    148                  115
   Capitalized interest                                                              6                   13
   Preferred stock dividend requirements (1)                                        21                   19
                                                                        --------------         ------------

      Total fixed charges and preferred stock
         dividend requirements                                          $          175         $        147
                                                                        ==============         ============


Earnings available for fixed charges and preferred
      stock dividend requirements:
   Income before income taxes                                           $          642         $        601
   Less undistributed income in minority owned companies                            (6)                  (5)
   Add minority interest in majority-owned subsidiaries                             18                   13
   Add amortization of capitalized interest                                         10                    9
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                                        148                  115
                                                                        --------------         ------------

      Total earnings available for fixed charges and
         preferred stock dividend requirements                          $          812         $        733
                                                                        ==============         ============


Ratio of earnings to fixed charges and preferred stock
   dividend requirements                                                           4.6                  5.0
                                                                        ==============         ============



(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.





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